Exhibit 99.1
For immediate release on Tuesday, December 6th at 3:01am EDT/12:01am PDT
Contact: Angela Gamba, aQuantive public relations, ph. (206) 816-8245, angela.gamba@aquantive.com
Avenue A | Razorfish Acquires U.K.-based Interactive Marketing Agency, DNA
Combination of Avenue A | Razorfish and DNA Will Provide Enhanced Support for Global
Clients and Further Strengthen Capabilities for UK Clients
SEATTLE and LONDON – Dec. 6, 2005 – Avenue A | Razorfish, the largest interactive marketing and technology services firm in the U.S. and an operating unit of aQuantive, Inc. (NASDAQ: AQNT), today announced the acquisition of DNA, a U.K.-based full-service interactive agency. DNA will retain its brand identity and operate as a subsidiary of Avenue A | Razorfish under its existing leadership team.
Founded in 1996, DNA provides a host of interactive marketing services including media planning and buying, creative design and development, analytics, customer relationship management, user experience and e-commerce. The agency has been recognized with a number of awards and accolades for its client work over the years. In November, DNA was honored at the Interactive Marketing and Advertising Awards, presented by New Media Age and Marketing Week, for its web site design and development work, online advertising and search campaigns for Standard Life Bank’s Freestyle Mortgages site. Additional clients include BMW, Oxfam and O2.
“Expanding internationally is paramount to Avenue | Razorfish’s success as we provide meaningful and measurable digital marketing business solutions for our growing client roster globally,” said Clark Kokich, worldwide president of Avenue A | Razorfish. “DNA’s distinctive service and local knowledge paired with our agency’s scale and offerings will enhance the first-rate online marketing solutions we deliver to new and existing clients in both parts of the world.”
“DNA has been successfully serving clients’ interactive marketing needs for nearly a decade. We are pleased to join forces with the largest interactive firm in the U.S. to increase our breadth and depth of capabilities as well as to further strengthen our ability to provide innovative solutions and superior client service,” said Chris Perry, joint managing director of DNA.
“This union is important to both Avenue A | Razorfish and DNA because it connects two interactive agencies focused on clients and grounded in analytical philosophy that will advance, build and reveal great opportunities for our growing markets,” said Neil Miller, joint managing director of DNA.

Under the leadership of Perry and Miller, the privately-held company expects net revenue of $8.0 to $9.0 million (US) for its 2005 fiscal year ending March 31, 2006 and is profitable. DNA has more than 60 employees and is headquartered in London.
The total purchase price will be determined on an earnout arrangement and paid in cash, based on profit contributions from DNA over the next three years. A cash payment of approximately £2.8 million (GB), or $4.8 million (US), will be made as upfront consideration on the earnout and for the company’s current net working capital.
aQuantive expects this acquisition to be accretive on both a GAAP earnings and EBITDA basis.
About Avenue A Razorfish
Avenue A | Razorfish (www.avenuea-razorfish.com) is the largest interactive marketing and technology services firm in the U.S., and an operating unit of Seattle-based aQuantive, Inc. (NASDAQ: AQNT). Avenue A | Razorfish solutions are entrenched in deep technology, rigorous analytics and a rich understanding of customer needs, including award-winning web media & creative, search marketing services, email marketing/eCRM, and world-class creative, design and implementation of customer websites and intranets/extranets. Avenue A | Razorfish operates three regions – East, West and Central – with offices located in major U.S. markets and headquarters in Seattle. Clients include AstraZeneca, Best Buy, Ford Motor Company, Kraft, Microsoft, Nike and Verizon. aQuantive, Inc. and all of its operating units are committed to Internet privacy.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “predicts,” and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements also include any other passages that relate to expected future events or trends that can only be evaluated by events or trends that will occur in the future. The forward-looking statements in this release include, without limitation, statements regarding expected benefits to be realized through the combination of Avenue A|Razorfish and DNA. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated, such as risks inherent in acquiring a business and the risk that the business may not be integrated successfully. More information about factors that could cause actual results to differ materially from those predicted in aQuantive’s forward-looking statements is set out in its quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this release. Except as required by law, aQuantive, undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.